UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )
(as filed)

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SUPERTEX, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 17, 2012

To the Shareholders of Supertex, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Supertex, Inc., a California corporation ("Supertex" or the "Company"), will be held on Friday, August 17, 2012 at 10:00 a.m., local time, at the principal offices of the Company located at 1235 Bordeaux Drive, Sunnyvale, California 94089, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	Election of Directors. To elect directors to serve for the ensuing year and until their successors are elected.

2.	Ratification of Accounting Firm. To ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company for fiscal year 2013.

3.	Advisory vote on executive compensation. To adopt the resolution approving on an advisory basis the compensation paid to the Company's named executive officers (the "say-on-pay vote").

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

The names and biographies of the nominees for directors and a description of the other items to be voted on as well as other matters are set forth in the enclosed Proxy Statement which should be considered as part of this notice.

Only shareholders of record at the close of business on June 22, 2012 are entitled to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person.  However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to submit the proxy via the Internet or by telephone.  Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy.  Please note, however, that if your shares are held on record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy in your name.

                               By Order of the Board of Directors

                               Henry C. Pao
                               President & CEO

Sunnyvale, California
July 5, 2012

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board" or "Board of Directors") of Supertex, Inc., a California corporation (the "Company"), for use at the 2012 Annual Meeting of Shareholders to be held on August 17, 2012 at 10:00 a.m., local time (the "Annual Meeting"), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

The Annual Meeting will be held at the principal offices of the Company located at 1235 Bordeaux Drive, Sunnyvale, California 94089.  The Company's telephone number at that address is (408) 222-8888.

These proxy solicitation materials were first sent, given or made available on or about July 5, 2012 to shareholders entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to the Secretary of the Company at the Company's principal executive offices, 1235 Bordeaux Drive, Sunnyvale, California 94089 a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the meeting and voting in person.  Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders.  Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees.  The Company may retain the services of an outside proxy solicitation firm at an estimated cost of $10,000 to $20,000.  The solicitation of proxies may also be made by the use of mail and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation.

Voting

Only shareholders of record at the close of business on June 22, 2012 (the "Record Date") are entitled to notice of and to vote at the meeting.  On the Record Date, 12,003,885 shares of the Company's common stock, no par value, were issued and outstanding.  Therefore, the presence at the Annual Meeting, either in person or by proxy, of a majority or 6,001,943 shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.  Every shareholder voting at the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for a greater number of candidates than the number of directors to be elected.  However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes.  On all other matters, each share has one vote.  The five director candidates who receive the most votes will be elected to fill the seats on the Board.  Approval of Proposal 2, the ratification of accountants, requires the favorable vote of a majority of the votes "represented and voting" on that proposal at the Annual Meeting (the "Votes Cast") provided that the favorably voting shares comprise at least a majority of the required quorum, which for this meeting means at least 3,000,972 shares.  Approval of Proposal 3, the advisory say-on-pay vote, requires that more votes are cast by shareholders in favor than opposed.   An automated system administered by the Company's transfer agent, Registrar and Transfer Company, tabulates the votes.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date.  Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as Votes Cast with respect to such matter.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that, in the absence of contrary controlling authority, abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but should not be counted as Votes Cast with respect to a proposal, since the shareholder has expressly declined to vote on such proposal.  Similarly, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted.  A broker "Non-Vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has received no instruction from the beneficial owner.

Accordingly, in general abstentions and broker "non-votes" will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.  However, the number of shares voting in favor of Proposal 2 must constitute at least a majority of the required quorum for the Annual Meeting. Many brokers are subject to rules which prohibit them from voting on certain proposals unless they receive specific instruction from the beneficial owner to vote on such matters. Such rules currently prohibit the brokers to vote with respect to proposals related to the election of directors, such as Proposal 1, or with respect to non-routine proposals such as Proposal 3, advisory vote related to executive officer compensation, absent such instruction, but such rules currently do not prohibit the brokers to vote on Proposal 2 related to ratification of accountants in the absence of such instruction if and as they choose.  As a result, if your shares are not registered in your name but rather in the name of a bank brokerage firm, or other nominee, you are a street name shareholder and your failure to instruct your broker how to vote your shares as to Proposal 1 or Proposal 3 means that your shares will not be voted on Proposal 1 or Proposal 3, respectively, and will not count as Votes Cast.

Voting via the Internet and by Telephone

Shareholders whose shares are registered in the name of a bank or brokerage firm, or other nominee ("street name shareholders") may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online and telephone program. This program provides eligible street name shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for street name shareholders whose banks or brokerage firms participate in Broadridge's online and telephone program.

Shareholders whose shares are registered in their name ("registered shareholders") may vote electronically through the Internet or by telephone by following the instructions included with their proxy card. A registered shareholder not wishing to vote electronically through the Internet or by telephone should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting (see Revocability of Proxies).

Internet and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission (the "SEC"), the Company is arranging for a Notice of Internet Availability of Proxy Materials (the "Notice of Availability") to be sent via email or by US Postal Service to street name shareholders. All street name shareholders will have the ability to access this Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 as filed with the SEC on June 13, 2012 on a website referred to in the Notice of Availability or to request a printed set of these materials at no charge. Instruction on how to access these materials over the Internet or to request a printed copy may be found in the Notice of Availability.

This Proxy Statement and the accompanying form of Proxy are being mailed to registered shareholders on or about July 12, 2012.

Any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meeting on the environment. A shareholder's election to receive proxy materials by email will remain in effect until the shareholder terminates it.

Procedure and Deadline for Director Nominations by Shareholders for 2013 Annual Meeting

The By-Laws of the Company require advance notification of the intent of any shareholder to nominate a person for the position of Director of the Company. The Audit and Corporate Governance Committee may also consider nominees timely proposed by the shareholders in recommending the nominees for director.

Nominees for election to the Board of Directors are recommended by the Audit and Corporate Governance Committee of the Board; nominations may also be made by any shareholder of record who complies with the following provisions. Shareholder nominations shall be made pursuant to written notice to the Secretary of the Company delivered or received at 1235 Bordeaux Drive, Sunnyvale, California 94089 (or such other corporate offices as may be specified) no less than 120 calendar days before the one-year anniversary of the date that the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting. Nominations for election to the Board at our 2013 Annual Meeting of Shareholders must be received no later than March 7, 2013. Such notice shall set forth: (i) as to each person whom the shareholder proposed to nominate for election or re-election as director (a) the name, age, business address, and residence address of the person, (b) the principal occupation or employment of the person over at least the last five years, (c) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (d) a statement as to the person's citizenship, (e) a description of all arrangements or understandings between the person and the nominating shareholder pursuant to which such nomination is being made, (f) the consent of such person to serve as a director of the Company if so elected, and (g) any such other information concerning the person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (ii) as to the shareholder giving notice, (a) the name and record address of the shareholder and (b) the class, series, and number of shares of capital stock of the Company which are beneficially owned by the shareholder.

Procedure and Deadline for Shareholders to Make Proposals for 2013 Annual Meeting

The By-Laws of the Company require advance notification of the intent of any shareholder to make a proposal at the Company's annual meeting. In order for a shareholder of record to propose business to be included in our Proxy Statement for the 2013 Annual Meeting of Shareholders or presented at the 2013 Annual Meeting, in addition to other requirements, such shareholder must give written notice to the Secretary of the Company delivered or received at 1235 Bordeaux Drive, Sunnyvale, California 94089 (or such other corporate offices as may be specified) no less than 120 calendar days before the one-year anniversary of the date that the Company's proxy statement was released to shareholders in connection with this year's annual meeting. Proposals that are intended to be presented at our 2013 Annual Meeting of Shareholders must be received no later than March 7, 2013. Such notice shall set forth (a) a brief description of the business desired to be brought before the meeting, (b) the name and record address of the shareholder proposing such business, (c) the class, series, and number of shares of capital stock of the Company which are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any such other information concerning the shareholder making such proposal and the proposal itself as would be required by the appropriate rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal.

Board of Directors Recommended Vote

As described below, the Board of Directors recommends as follows:

Proposal 1:  Election of Directors:  FOR the five nominees

Proposal 2:  Ratification of Accounting Firm:  FOR ratification

Proposal 3:  Say-on-Pay Advisory Proposal:  FOR the proposal

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees

The nominees for the upcoming election of directors include three independent directors, as defined in the listing standards of the NASDAQ Stock Market, Inc. ("NASDAQ"), and two members of the Company's senior management.  Each director serves a one-year term, as described below, with all directors subject to annual election.

The Board of Directors, based on the recommendation of the Audit and Corporate Governance Committee, has nominated the persons listed below to serve as directors for the term beginning at the Annual Meeting of Shareholders on August 17, 2012.  Unless proxy cards are otherwise instructed, the person named as proxy will vote all proxies received FOR the election of each nominee in this section.

If any director nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the person named as proxy may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy.  Alternatively, the Board may reduce the size of the Board.  The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders and until such person's successor has been elected and qualified.  The names and biographical information for each nominee are set forth as follows (ages are as of March 31, 2012):

Name of Nominee	Age	Principal Occupation	Director Since
Henry C. Pao (1)	74	President and Chief Executive Officer of the Company	1976
Benedict C. K. Choy (2)	66	Senior Vice President of the Company	1986
W. Mark Loveless (1) (3) (4)	60	Partner, Burr, Pilger and Mayer, LLP	2000
Elliott Schlam (3) (4)	71	President, Elliott Schlam Associates	2000
Milton Feng (1) (3) (4)	61	Chair Professor of Electrical and Computer Engineering, Research Professor of Microelectronics and Nanotechnology Laboratory Research Professor of Coordinate Science Laboratory, University of Illinois, Champaign-Urbana	2001
___________________________________________________________________

(1)	Member of the Board's Compensation Committee.

(2)	Mr. Choy did not serve on the board from August 20, 2004 through January 18, 2006.

(3)	Member of the Board's Executive Compensation Committee.

(4)	Member of the Board's Audit and Corporate Governance Committee.

There is no family relationship between any director, nominee or executive officer of the Company.

Henry C. Pao is a founder of Supertex and has served as President, Chief Executive Officer, and as a Director since the Company's formation in 1976.  He also served as Chief Financial Officer until October 2006. Previously, he worked at Fairchild Semiconductor, Raytheon, Sperry Rand, and IBM.  He received B.S., M.S., and Ph.D. degrees in Electrical Engineering from the University of Illinois at Champaign-Urbana. Our board of directors has concluded that Mr. Pao should serve on our board based on his industry experience and deep knowledge of our Company gained from his serving as our President and Chief Executive Officer since 1976.

Benedict C. K. Choy, a founder of the Company, joined Supertex in 1976 as Vice President, Device Technology and Process Development, and has served as Senior Vice President since February 1988. Previously, he worked at Fairchild Semiconductor, National Semiconductor, and Raytheon. He has a B.S. degree in Electrical Engineering from the University of California, Berkeley. Mr. Choy has been a member of the board of directors since 1986 except for a brief period from August 20, 2004 through January 18, 2006. Our board of directors determined that Mr. Choy should serve on our board based on his extensive knowledge of relevant technology and of our Company gained from his serving as our senior technology officer since 1976.

W. Mark Loveless has been a partner of Burr, Pilger & Mayer, an accounting and consulting firm headquartered in San Francisco, CA, since May 2002.  From March 2001 to May 2002, Mr. Loveless was an independent financial consultant.  From November 1999 to March 2001, Mr. Loveless served as the Chief Financial Officer of NPoint Inc., an embedded software company located in Los Gatos, CA. Prior to joining NPoint, Inc. in November 1999, Mr. Loveless had been with PricewaterhouseCoopers LLP since 1978. Mr. Loveless was a Business Assurance Partner from 1990 to 1999 with PricewaterhouseCoopers LLP in San Jose, CA in their Technology Sector where he spent considerable time working with mergers and acquisitions, public offerings, and accounting systems and controls. Mr. Loveless is a Certified Public Accountant and holds a B.S. degree in Business Administration and an MBA degree in Finance. Mr. Loveless' qualifications to serve on our Board of Directors include his extensive understanding of accounting and tax issues, especially those facing high technology companies.  He has advised and audited high technology companies for over 20 years as well as worked in industry as a chief financial officer.

Elliott Schlam is an internationally recognized authority on the flat panel display industry and has been President of Elliott Schlam Associates since 1989. His consulting firm provides investment advice to the financial community and strategic, technical and marketing guidance to corporate management as well as patent advice and expert witness services to the legal community. He has helped public and private concerns evaluate and exploit their technologies for the computer, television, HDTV, signage, industrial, military and other markets, as well as raise project related and equity investments and enter into joint development activities with strategic partners.  He has consulted for numerous successful Fortune 100 and start-up companies and was previously VP of Sales and Marketing for Sigmatron Nova, Inc. as well as director of display R&D, manufacturing methods and technology insertion for the U.S. Army. He is currently a principal in New Visual Media Group, LLC, developing energy efficient display and dynamic window products. He is a Fellow of the Society for Information Display and has been elected to "Who's Who in the East", "Who's Who in Technology Today", "American Men and Women of Science", "Who's Who in Optical Science and Technology", "America's Registry of Outstanding Professionals",  "Who's Who in Executives and Professionals" and "United Who's Who".   He received a Ph.D. in Electrical Engineering from New York University. Mr. Schlam's strategic and marketing consulting experience help balance the expertise brought by our outside directors.  In addition, several of the Company's products and markets involve or serve flat panel displays where his experience and reputation as an authority have proven beneficial.

               Milton Feng is a leading authority in III-V compounds semiconductor and opto-electronic devices.  He is currently the Dr. Nick Holonyak Jr. Endowed Chair Professor of Electrical and Computer Engineering and the research professor of Microelectronics and Nanotechnology Laboratory as well as of the Coordinate Science Laboratory at the University of Illinois, Champaign-Urbana, where he has been a professor since 1991.  He is a Fellow of IEEE and received the prestigious IEEE David Sarnoff Award in 1997.  He was also awarded the Dr. Pan Wen Yuan Award in 2000.  He has published 165 journal papers, 167 conference papers, and is a holder of 10 patents in microelectronics and opto-electronics area.  He received a Ph.D. in Electrical Engineering from the University of Illinois.  Dr. Feng worked as a Section Head at the Torrance Research Center, Hughes Aircraft, and as a Director at the Ford Microelectronics in Colorado Springs before returning to the University of Illinois as a faculty member. The board of directors believes that Dr. Feng's technical expertise helps supplement and balance that of Dr. Pao and Mr. Choy and that his contacts in the academic world and knowledge of emerging technology add a valuable perspective to the board of directors.

Vote Required and Board of Director's Recommendation

The five (5) nominees receiving the highest number of affirmative votes of the shares, entitled to be voted, shall be elected as directors.  Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE FIVE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND COMMITTEES

Corporate Governance

We are committed to the principles of sound corporate governance. Our Board of Directors has adopted corporate governance guidelines to assist it in fulfilling its responsibilities to shareholders and to our employees, customers, suppliers, and local communities in which we operate. Our corporate governance guidelines together with our current committee charters are available free of charge in the "Corporate Governance" section of our website at www.supertex.com. Written requests should be directed in writing to Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, CA 94089, Attention:  Investor Relations.

Our policies and procedures reflect corporate governance initiatives that are in compliance with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the listing requirements of the NASDAQ, including:

-	The board of directors has adopted clear corporate governance policies;

-	Three of our five board members are independent of us and our management;

-	The independent directors meet regularly without the presence of management;

-	All members of the audit and corporate governance committee and the executive compensation committee are independent directors;

-	The board of directors has elected W. Mark Loveless as lead director to preside over the executive sessions of the independent directors;

-	The charters of the board committees clearly establish their respective roles and responsibilities;

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We have a hotline available to all employees, and our audit and corporate governance committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls, or auditing matters; and

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We have a Code of Business Conduct and Ethics that applies to the Board of Directors and all of our employees, agents and contractors, including the Chief Executive Officer, Chief Financial Officer and Controller.  This code is available, free of charge, in the "Corporate Governance" section of our website at www.supertex.com or written requests should be directed to Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, CA 94089, Attention:  Investor Relations.

Board Responsibilities and Structure

The primary responsibility of the Board is to provide effective governance over the Company's affairs for the benefit of the Company's shareholders, employees, customers and suppliers, and local communities.  The Board's responsibilities include but are not limited to: (a) evaluating the overall performance of Supertex and its business; (b) reviewing strategic plans, approving capital spending, and budgets; (c) monitoring risks such as litigation and competitive threats and evaluating management's plans for dealing with such risks; (d) evaluating the performance of the Chief Executive Officer; (e) establishing compensation policies for the Chief Executive Officer and other executive officers; (f) reviewing succession plans and development programs for members of management; (g) reviewing corporate policies regarding legal and ethical conduct; and (h) evaluating itself in terms of size, independence, and overall effectiveness.

It is the policy of the board of directors that a majority of the directors be independent.  Currently, three of our five directors meet the standards of independence as defined by current NASDAQ listing standards and SEC rules.  The Board has determined that Directors W. Mark Loveless, Elliott Schlam and Milton Feng are independent Directors. Henry C. Pao and Benedict C.K. Choy are employed by the Company and thus do not meet the independence standards.

The Board has an Audit and Corporate Governance Committee, an Executive Compensation Committee, and a Compensation Committee, and the Board has adopted a written charter for each of these committees.  The Board has no nominating committee; however the Board has delegated to the Audit and Corporate Governance Committee the functions of a nominating committee.

Board Leadership

The Company's bylaws do not require that the Company have a Chairman of the Board and the Board has never elected one.  In the absence of a Chairman of the Board, the President, who is the chief executive officer of the Company, presides at Board meetings.  The Board does not have a policy regarding having a Chairman of the Board or, should the Board determine to have a Chairman of the Board, regarding the separation of the roles of President and Chairman of the Board as the Board believes it is in the best interests of the Company and its shareholders to make those determinations based on the position and direction of the Company and the size and composition of the Board.  The Board has determined that at this time there is no need to change its structure and elect a Chairman of the Board given the Board's small size and long history of working together.

The Board has appointed W. Mark Loveless to serve as the lead director of the Board.  The Board believes it is in the best interest of the Company's shareholders to have an independent director serve as the lead director of the Board to ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in establishing Board priorities and procedures.  The primary responsibilities of the lead director include presiding at all meetings of the Board at which the President is not present, including executive sessions of the independent directors, and serving as a liaison between the management members of the Board and the independent directors.  The lead director also has the authority to call meetings of the independent directors of the Board. The Board's decision to have a lead director stemmed in part from its role of risk oversight of the Company described below and its assessment that having a focal point for the independent directors to interface with Company management could help lower oversight risk which might be attendant with its leadership structure.

Risk Oversight

Companies face a variety of risks, including operational risks (such as markets, competition, technology, manufacturing, personnel, internal controls, etc.); investment and liquidity risk; regulatory risk; and business interruption risk (such as from a natural disaster).  For a more detailed discussion of these risks facing the Company, we encourage you to review our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, especially Item 1A.  The Board believes an effective risk management system will timely identify the material risks that the Company faces, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with the Company's risk profile and resources, and integrate risk management into the Company's decision-making.

The Board retains the ultimate oversight over the Company's risk management.  The Board has designated the Audit and Corporate Governance Committee to take the active lead in overseeing company-wide risk management.  In this regard, the Audit and Corporate Governance Committee is responsible for periodically evaluating the Company's risk management process and system in light of the nature of the material risks the Company faces and the adequacy of the Company's policies and procedures designed to address risk, including insurance.  The Audit and Corporate Governance Committee makes periodic reports to the Board regarding briefings provided by management and advisors and recommends to the Board any changes deemed appropriate by the Audit and Corporate Governance Committee. The Board has designated the Executive Compensation Committee to take the lead in overseeing a risk assessment of the Company's compensation policies and practices to ensure that the Company's compensation policies and practices do not motivate imprudent risk taking.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations.  The Board also continually works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company.

Board Meetings

The Board held two meetings during the fiscal year ended March 31, 2012, and in addition took actions by unanimous written consent.  All directors attended these Board meetings as well as the meetings of the various committees on which such directors serve.

Board Attendance at Annual Meetings

Although the Company does not have a formal policy regarding Board attendance at annual meetings of shareholders, all Board members are encouraged to attend. All five members of the Board attended the 2011 annual meeting that was held on August 19, 2011.

Committee Membership

Below is a summary of our committee structure and membership information.

Directors	Audit and Corporate Governance Committee	Executive Compensation Committee	Compensation Committee
Henry C. Pao	--	--	Chair
Benedict C.K.Choy	--	--	--
W. Mark Loveless	Chair and Financial Expert	Chair	Member
Elliott Schlam	Member	Member	--
Milton Feng	Member	Member	Member

Audit and Corporate Governance Committee

The current members of the Audit and Corporate Governance Committee are: W. Mark Loveless, Elliott Schlam, and Milton Feng, each of whom is (1) "independent" as that term is defined in Section 10A of the Exchange Act of 1934, as amended (the "Exchange Act"); (2) "independent" as defined by current NASDAQ listing requirements; and (3) financially literate and has the requisite financial sophistication as required by the NASDAQ rules applicable to issuers listed on the NASDAQ Global Market.

Audit Committee Financial Expert.   The board of directors has determined that W. Mark Loveless meets the criteria of an "audit committee financial expert" within the meaning of the SEC's regulations.  In fiscal year 2012, the Audit and Corporate Governance Committee held four meetings which all of its members attended.

On behalf of the Board of Directors, the Audit and Corporate Governance Committee (1) retains the Company's independent accountants; (2) reviews the arrangements for and scope of the audit by the Company's independent accountants and reviews their independence; and (3) generally oversees the integrity and quality of the Company's financial accounting and reporting practices and its system of internal accounting controls.  It is not the duty of the Audit and Corporate Governance Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  Management is responsible for the Company's financial statements and the reporting process, including the system of internal controls.  The independent auditors are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

As further described below under "Nomination of Directors", the Audit and Corporate Governance Committee is also chartered to oversee the corporate governance compliance and director nominations.  Specifically, they are: (1) to identify individuals qualified to become Board members and to nominate directors for election; (2) to lead the Board in its annual review of the Board's performance; (3) to recommend to the Board director nominees for each committee; and (4) to review and make recommendations to the Board concerning corporate governance matters.

Report of the Audit and Corporate Governance Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit and Corporate Governance Committee Report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

              The Audit and Corporate Governance Committee is comprised entirely of outside, independent directors.  On behalf of the Board of Directors, the Audit and Corporate Governance Committee retains the Company's independent registered public accounting firm ("External Auditors"), reviews the arrangements for and scope of the audit by the Company's External Auditors and reviews their independence, and generally oversees the integrity and quality of the Company's financial accounting and reporting practices and its system of internal accounting controls.  It is not the duty of the Audit and Corporate Governance Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  Management is responsible for the Company's financial statements and the reporting process, including the system of internal controls.  The External Auditors are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. During the fiscal year ended March 31, 2012, the Committee met four times and discussed the Company's interim financial information with the chief financial officer, controller, and our External Auditors, prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from BDO USA, LLP ("BDO") the written disclosures and the letter from the External Auditors required by the Rule 3526, "Communication with Audit Committee Concerning Independence", of the Public Company Accounting Oversight Board, has discussed with BDO their independence and has satisfied itself as to the auditors' independence.  The Committee also discussed with management and BDO the quality and adequacy of the Company's internal controls over financial reporting.  The Committee reviewed with BDO their audit plans, audit scope and identification of audit risks.

The Committee discussed with BDO all matters required to be discussed as described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the External Auditors' examination of the financial statements.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2012 with management and BDO.  Based on this review and the above-mentioned discussions with management and BDO, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission.  The Audit and Corporate Governance Committee has also approved, subject to shareholder ratification, the selection of the Company's independent accountants for fiscal 2013.

Each of the members of the Audit and Corporate Governance Committee is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules.

                      Respectfully submitted by the members of the Audit and Corporate Governance Committee

                      W. Mark Loveless
                      Elliott Schlam
                      Milton Feng

Executive Compensation Committee

The current members of the Executive Compensation Committee are W. Mark Loveless, Elliott Schlam, and Milton Feng, each of who is "independent" as defined by current NASDAQ listing standards and SEC rules. No meetings of the Executive Compensation Committee were held during fiscal year 2012 as the committee instead acted by unanimous written consent after informal communications among its members.

 The purpose of the Executive Compensation Committee is to evaluate and approve the compensation of the CEO and other executive officers and to provide oversight of the Company's compensation policies, plans and benefits programs, including the granting of stock options to all employee directors and executive officers.  The Executive Compensation Committee also acts as the administrator of the Company's Non-Qualified Deferred Compensation Plan and the Employee Stock Purchase Plan and helps administer the Company's Profit-Sharing Bonus Incentive Plan.

Compensation Committee

The current members of the Compensation Committee are Henry C. Pao, Mark Loveless, and Milton Feng.  No meetings of this committee were held in fiscal year 2012, as the committee instead acted by unanimous written consent after informal communications among its members.

The purpose of the Compensation Committee is to evaluate and make recommendations to the Board of Directors with respect to all cash-based compensation and all stock compensation of employees and consultants, other than employee directors and executive officers.  The Compensation Committee also serves as the Stock Option Committee under the Company's Stock Option Plan for granting of options to all employee and consultants, other than employee directors and executive officers, and helps administer the Company's Profit-Sharing Bonus Incentive Plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Loveless, Schlam and Feng serve as members of the Executive Compensation Committee.  No interlocking relationship exists between the Board of Directors or Executive Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation of Outside Directors

The Company currently pays cash compensation to its lead director for serving on the Board in an amount of $2,000 for each physical Board meeting attendance and $1,000 for each telephonic meeting. The Company pays cash compensation to the other outside Directors in an amount of $1,500 for each physical Board meeting attendance and $750 for each telephonic meeting.   The Chairman of the Audit and Corporate Governance Committee receives an additional $1,500 for each Audit and Corporate Governance Committee meeting, while the Audit and Corporate Governance Committee members receive $1,000 for each meeting. The Company also reimburses all outside Directors for travel and other necessary out-of-pocket expenses incurred in the performance of their services as directors.  In addition, the Company pays its outside directors an annual retainer of $20,000 for the "Audit Committee Financial Expert" and $12,000 for the other outside directors. The Compensation Committee, conferring with the Company's executive officers, selected these compensation amounts after analyzing the director compensation policies of comparable companies.  The Compensation Committee does not delegate any of its authority as to determining director compensation, and no compensation consultants are used.

The Company also has an automatic option grant program for outside directors under the Company's Stock Option Plan. Under this program, on the first business day of September of each year, the Company will make an initial grant of non-statutory options to purchase 10,000 shares of the Company's stock to any outside board member who had been newly elected to the Board of Directors since the date of the last automatic option grants and an annual option grant of non-statutory options to purchase 10,000 shares to each continuing outside board member who was not newly elected to the Board at the meeting and has served at least six (6) months as an outside director. The options have a ten-year term and an exercise price equal to the closing trading price of Company stock on the last market trading day prior to their date of grant and vest 20% immediately and 20% at each of the following four anniversaries of their grant date, with one year of acceleration upon a change of control.

The following table provides the total compensation of outside Directors in fiscal year 2012.

FISCAL 2012 DIRECTOR COMPENSATION

Name	Fees Earned in Cash ($) (1)	Option Awards Expense ($) (2)	Total ($)
W. Mark Loveless	$30,000	$87,410	$117,410
Elliott Schlam	18,250	87,410	105,660
Milton Feng	18,250	87,410	105,660
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(1) The amounts listed under "Fees Earned in Cash" are based on the fees that were earned by the named outside directors during fiscal 2012, including the annual retainer fees, committee and chairman/financial expert fees and attendance fees described in the narrative above.

(2) Amounts in this column reflect the grant date fair value of stock option awards which these three outside directors received during fiscal 2012 determined by the Company in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, for accounting purposes, and do not reflect whether the recipient has actually realized a financial benefit from the award. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Each of the three outside directors was granted 10,000 non-statutory options during fiscal year 2012. The numbers of options held by these three outside directors as of March 31, 2012 were as follows:  Mr. Loveless--30,000; Dr. Schlam--30,000; and Dr. Feng--30,000.

Nomination of Directors

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Audit and Corporate Governance Committee nominates candidates for election to the Board based on an evaluation of the candidate's decision-making ability, business experience and expertise, technological background, diversity of expertise, personal integrity, reputation, ability and willingness of the candidate to devote the necessary time to board service on an ongoing basis and act on behalf of all shareholders, and independence as defined by NASDAQ listing standards.  The Audit and Corporate Governance Committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent the potential candidate from fulfilling the duties of a director.

Prior to each annual meeting of shareholders, the Audit and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Audit and Corporate Governance Committee determines not to re-nominate the Director, a vacancy is created on the Board as a result of a resignation or an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by shareholders. Once identified, candidates are initially interviewed by the Chairman of the Audit and Corporate Governance Committee and our Chief Executive Officer, and then by all members of the Audit and Corporate Governance Committee and at least one additional officer of the Company and the lead director (if not a member of the Audit and Corporate Governance Committee). When the Audit and Corporate Governance Committee considers whether to nominate current members of the Board of Directors for reelection by the shareholders, it also considers each member's contributions to the Board of Directors and the Company, the member's knowledge of the Company and issues presented to the Board of Directors, and the member's preparation for meetings and meeting attendance records.

The Audit and Corporate Governance Committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates.  However, it may engage a third party to provide for such services in the future.

The Audit and Corporate Governance Committee will consider prospective nominees for election to the Board of Directors that are proposed by shareholders based on the same criteria it uses for all director candidates.  Any shareholder who wants to recommend a prospective nominee for the Audit and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to the Audit and Corporate Governance Committee Chairman via e-mail at audit@supertex.com, or by fax to (408) 222-4805.

In addition, as described above under Procedure and Deadline for Director Nominations by Shareholders for 2013 Annual Meeting, the deadline for shareholders to nominate a candidate for election as a director is that such nomination must be received by the Audit and Corporate Governance Committee no later than March 7, 2013.

Director Diversity

The board does not have a formal policy requiring the Audit and Corporate Governance Committee to consider the diversity of directors in its nomination process. However, the Audit and Corporate Governance Committee seeks to have a slate of candidates for election that represents a diverse set of views, experiences, and backgrounds. Additionally, the Audit and Corporate Governance Committee considers as one factor in its selection of directors the diversity of the board as it relates to race, gender, and national origin.

Shareholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Corporate Secretary, Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089.  You must include your name and address in the written communication and indicate whether you are a shareholder of the Company.  The Corporate Secretary will review any communication received from a shareholder, and all material communications from shareholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Certain Relationship and Related Transactions

The Company's Code of Business Conduct and Ethics requires disclosure to the Chief Financial or Executive Officer of any proposed transaction in which a related person, such as an employee, officer, director, or 5% shareholder, or their immediate family members, has a material interest. If such proposed transaction is material to the Company then the Audit and Corporate Governance Committee would determine whether to authorize the transaction taking into account such factors as the nature of the proposed transaction and the related person's interest and whether the transaction is just and reasonable as to the Company. For the most significant transactions, for example those involving more than $120,000 and involving an executive officer or board member, then the full Board of Directors would make this determination rather than the Audit and Corporate Governance Committee. The Audit and Corporate Governance Committee or Board of Directors, as the case may be, may determine to ratify interested person transactions that have already been undertaken.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock of the Company as of June 22, 2012 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) by each of the Company's directors and nominees; (iii) by the Company's Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers; and (iv) by all directors and executive officers as a group.  Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 22, 2012, are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  As of June 22, 2012, there were 12,003,885 shares of Common Stock outstanding:

	Shares Beneficially Owned (1)
Directors, Officers and 5% Stockholders	Number of Shares		Percentage of Total
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, Maryland 21202	1,360,780	(2)	11.34%
Push, Inc. c/o Billy Ma, attorney for the Yunni Pao Estate, of Hobson & Ma, New World Tower 2, 13th Floor, 18 Queen's Road, Central, Hong Kong	754,028	(3)	6.28%
Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 20019	720,900	(4)	6.01%
Henry C. Pao	822,947	(5)	6.86%
Phillip A. Kagel	55,200		(6)
Benedict C.K. Choy	185,911		1.55%
Michael Tsang	40,000		(6)
Michael Lee	85,865		(6)
W. Mark Loveless	17,980		(6)
Elliott Schlam	16,000		(6)
Milton Feng	16,000		(6)
All Directors and Executive Officers as a group (11 persons)	1,297,903	(7)	10.81%
__________________________________________________________
(1)
Except as indicated in the other footnotes to this table, and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Based on a Form 13F-HR filed with the SEC on May 15, 2012, pursuant to the Exchange Act, T. Rowe Price Associates, Inc. ("T. Rowe Price") has beneficial ownership of these shares with sole voting power over 118,680 of these shares and sole dispositive power over all 1,360,780 of these shares. Based on a Form 13G/A filed with the SEC on February 10, 2012, at a time when T. Rowe Price beneficially owned 1,270,580 shares, T. Rowe Price Small-Cap Value Fund had the sole voting power over 638,500 of these shares.

(3)
Based on a communication with Frank Pao, son of Yunni Pao, the Company believes Push. Inc., a British Virgin Islands corporation owned 100% by Yunni Pao's estate, has beneficial ownership of these shares. Yunni Pao was the late father of Henry C. Pao.

(4)	Based on a Form 13F-HR filed with the SEC on June 25, 2012, pursuant to the Exchange Act, Royce and Associates LLC has beneficial ownership of these shares with sole voting and dispositive power.

(5)	Henry C. Pao is the son of Yunni Pao and disclaims beneficial ownership of the shares held by Yunni Pao's estate.

(6)	Indicates less than 1% in beneficial ownership.

(7)	Includes options held by the Company's executive officers and directors (11 persons) to purchase an aggregate of 318,400 shares of Common Stock exercisable within 60 days of June 22, 2012.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock to file with the SEC and NASDAQ initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5.   Such officers, directors and 10% shareholders ("Reporting Persons") are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.  Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis.

Based solely on our review of the copies of such forms we have received, or written representations from certain Reporting Persons, we believe that, during fiscal year 2012, all Reporting Persons complied with all applicable filing requirements, except as described below:

Each of the Company's executive officers and directors filed one (1) late Form 4 while one executive officer filed another late Form 4.

Executive Officers of the Company

The names and positions of the Company's executive officers as of June 22, 2012 are as follows:

Name	Position with the Company	Age	Officer Since
Henry C. Pao	President and Chief Executive Officer	74	1976
Benedict C. K. Choy	Senior Vice President, Technology Development	66	1976
William Ingram	Vice President, Wafer Fab Operations	65	1999
Michael Lee	Vice President, I.C. Design	57	1999
William Petersen	Vice President, Worldwide Sales	59	2001
Michael Tsang	Vice President, Operations & Product Engineering	53	2006
Phillip A. Kagel	Vice President, Finance & Chief Financial Officer	62	2006

Officers are appointed by the Board of Directors and serve at the discretion of the Board.  There is no family relationship between any of the directors or executive officers of the Company.

Henry C. Pao is a founder of Supertex and has served as President, Chief Executive Officer, and as a Director since the Company's formation in 1976.  He served as Chief Financial Officer until October 2006. Previously, he worked at Fairchild Semiconductor, Raytheon, Sperry Rand, and IBM.  He received B.S., M.S., and Ph.D. degrees in Electrical Engineering from the University of Illinois at Champaign-Urbana.

Benedict C. K. Choy is a founder of the Company, joined Supertex in 1976 as Vice President, Device Technology and Process Development, and has served as Senior Vice President since February 1988. During fiscal 2012, he voluntarily reduced his work schedule to three days per week. Previously, he worked at Fairchild Semiconductor, National Semiconductor, and Raytheon. He has a B.S. degree in Electrical Engineering from the University of California, Berkeley. Mr. Choy was a member of the board of directors from 1986 through August 20, 2004.  In January 19, 2006, Mr. Choy was appointed by the board as a member of the board of directors of the Company to fill a vacated position and has served since.

William Ingram joined Supertex in 1995 as its Director of Wafer Fab Operations, and was promoted to Vice President, Wafer Fab Operations in 1999.  Prior to joining Supertex, he was Vice President of Technology Development at Crosspoint Solutions, before which he held management positions at Fairchild and National Semiconductor.  He began his career at National after receiving his B.S. degree in Electrical Engineering with honors from the North Carolina State University.

Michael Lee re-joined Supertex in October 1993 as Director of I.C. Design, and was promoted to Vice President, I.C. Design in 1999.  Before that, he had a combined total of fifteen years of industry experience in I.C. Design.  Mr. Lee began his career at Supertex in 1978 as a Design Engineer after receiving his M.S. degree in Electrical Engineering from the University of California, Berkeley.

William Petersen first joined Supertex in 1984 as Sales Manager for the Central Region of the United States.  From 1990 through 1994, he was the Company's National Sales Manager, overseeing sales operations throughout the United States.  Mr. Petersen re-joined Supertex in September 1999 as Director of Sales.  He was promoted to Vice President of Worldwide Sales in April 2001.  Prior to working at Supertex, he worked at Siemens as Central Area Manager from 1980-1984.  Mr. Petersen attended the University of Iowa.

Michael Tsang joined Supertex in 1995 as a Product Engineer. He was promoted to Product Engineering Director in 2000, and to Vice President, Standard Products in January 2006, and to Vice President, Operations and Product Engineering in May 2011. Prior to joining Supertex, he held positions in Process Engineering, Product Marketing Engineering, and Device Engineering at Siliconix. He holds a Bachelor of Science degree in Electrical Engineering from California State University, San Jose and an MBA from University of Southern California, Marshall School of Business.

Phillip A. Kagel joined Supertex in October 2006 as Vice President of Finance and Chief Financial Officer. Previously, beginning in April 2005, he consulted for Supertex on financial and accounting matters, with his engagement converting to full-time beginning in April 2006, it being part-time initially so that he could consult for other companies as well.  He was Senior Vice President of Finance and Chief Financial Officer of Ultra Clean Holdings from August 2004 to March 2005 and Senior Vice President of Finance and Chief Financial Officer of Sipex from February 2003 to April 2004.  In addition, he consulted at Riverstone Networks, Inc. from April 2004 to July 2004 and he held the positions of Vice President, Controller and Vice President, Global Tax at Solectron from August 1997 to November 2002. He holds a Bachelor of Science degree in Mathematics from Brigham Young University and an MBA from the University of Missouri.

Compensation Discussion & Analysis

Compensation Philosophy.  The Company attempts to apply a consistent philosophy of compensation for all employees, including its named executive officers.  This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.  The Company strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and shareholders. Therefore, the Company attempts to foster teamwork through its compensation system while at the same time striking a balance with the need to reward higher performing employees more than lower-performing employees.

The Executive Compensation Committee determines the cash and equity compensation of the Company's executive officers and employee directors.  The Executive Compensation Committee does not delegate any of its authority as to determining compensation, and no compensation consultants were used in the past three years. The goals of the Executive Compensation Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers that contribute to the long-term success of the Company.  The Company's compensation program for the chief executive officer and other named executive officers is based on the same four principles applicable to compensation decisions for all employees of the Company:

-	The Company pays competitively. The Company is committed to providing a compensation program that helps attract and retain the best people in the industry.

-
The Company pays for relative sustained performance.  The named executive officers are rewarded based upon corporate performance and individual performance.  Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions.  Individual performance is measured by the named executive officer's contributions and efforts made to achieve set objectives in a timely manner.

-
The Company strives for fairness in the administration of compensation.  The Company strives to achieve a balance with respect to compensation paid to the named executive officers within the Company and in Silicon Valley, although the Company does not benchmark its compensation to that of any specific company.  The Company also believes that the contributions of each named executive officer and other members of the executive staff are vital to the success of the Company.  As such, the Executive Compensation Committee's current policy is that the CEO's base salary does not have any bearing on the base salary of the other named executive officers.

-
The Company believes that named executive officers should understand the performance evaluation and the compensation administration process.  Twice each fiscal year as part of the process of determining profit-sharing distributions, the Executive Compensation Committee evaluates the accomplishments of the CEO and, with input from the CEO, evaluates the accomplishments of the other named executive officers in relation to key Company objectives.  This evaluation affects the Executive Compensation Committee's decision on the elements of base salary, profit-sharing bonus, and stock option grant of each named executive officer.  Each element is considered independently of the others so that the decision as to one element does not affect the decision as to the other elements. Company performance affects the size of the overall profit-sharing pool.

Compensation Components.  The Company's compensation program consists of cash and equity based compensation as detailed below.  This mixture allows the Company to attract and retain highly skilled persons as named executive officers, provide innovative and timely new products and responsive services to customers, enhance shareholder value, motivate technological innovation and adequately reward its named executive officers.

Cash-Based Compensation:

Our cash-based compensation for the named executive officers includes salary and profit-sharing bonus incentive plan.

Salary.  Base salary is determined by reviewing the compensation levels for competitive positions in the market and taking into account the performance review of each named executive officer described above. There is generally no automatic salary increase annually. The Executive Compensation Committee evaluates salary increases periodically on an as-needed basis based on individual performance.   None of the named executive officers received increases in base salary during fiscal 2012.  In April 2011, the Executive Compensation Committee determined that there would be a salary increase retroactive to the beginning of fiscal year 2011 for all the named executive officers but deferred payment of the retroactive and fiscal 2012 portions except for Mr. Tsang. The average increase was approximately 4%. In April 2011, Mr. Tsang also received a salary increase of 4% related to an annual merit review and 10% for his promotion to VP, Operations and Product Engineering. Except for Dr. Pao, whose retroactive pay remains accrued but not paid as of June 26, 2012, and Mr. Tsang, whose retroactive pay was made in April 2011, all the named executive officers received their retroactive pay during the first quarter of fiscal 2013.

Profit-Sharing Bonus Incentive Plan.  The Profit-Sharing Bonus Incentive Plan (the "Plan") is a discretionary incentive plan to encourage employees to perform to the best of their ability and to continue their employment with the Company. The Plan is funded by an accrual each fiscal quarter of up to 10% of operating profit before taxes.  The amount paid under the profit-sharing plan has varied from approximately 6% to 10% of operating profits before taxes and other adjustments. In years where operating profits have been low, no profit-sharing distributions have been made.  To the extent the amount accrued in any fiscal quarter is not distributed, it is generally carried over for potential distribution in the future although the Board has the authority to reverse a profit sharing accrual which it did in fiscal 2009.  The Company's management determines the amount of the accrual each fiscal half-year based on the policy established by the Board and determines whether unusual events or transactions may be included.

Funds accrued in the Plan are allocated into three parts: (1) Company's matching contributions to the 401(k) plan (as of 2012 up to $1,040 per employee); (2) a sum to enable the Company to sponsor functions and activities intended to boost employee morale as well as to cover other expenses rewarding employees; and (3) bonus incentive distributions to employees for their performance in the relevant half-year and their continued loyalty to the Company. The bulk of the payments under the Plan are generally bonus incentive distributions.

1.	401(k) Match

The 401(k) match is typically made at the end of each fiscal quarter in an amount determined and allocated among the plan participants, including the named executive officers as provided in the Company's 401(k) plan.

2.	Employee Morale Boosting Allocation

The allocation for employee morale boosting is typically a relatively small component of the Plan and is either to reward certain employees for exemplary performance or more often spent by the Company on certain morale boosting functions for certain employees or sub-groups or groups of employees for meeting certain goals or milestones. The amount of this allocation is proposed by the management and approved by the Board.

3.	Profit Sharing Bonus Incentive Distributions

The Executive Compensation Committee members have discussions with the CEO and determine the amount to be used for bonus incentive distributions and the percentage of this amount to be distributed to the officers as a group.  The amount distributed to all officers as a group generally has been in the range of 25% to 35% of the total bonus incentive distributions, typically being higher in the range for a highly profitable period and lower in less profitable period. In years where operating profits have been low, no profit-sharing distributions have been made. During fiscal 2012 and 2011, the amount distributed to officers was approximately 20% and 18%, respectively, which was below the range due to reduced profits generated by the Company and in part due to an executive's departure. Distributions typically occur around mid-December and mid-June after both Compensation Committees approve the respective officer and non-officer sub-pool allocations.

The Company believes that the level of profits it achieves is dependent upon the performance of each employee. Therefore, high performing employees will receive higher bonus incentive distributions relative to their position level and ranking, while non-performers may not receive a distribution.  Accordingly, the Company awards bonus points to each named executive officer primarily based on performance and office grade pursuant to which it allocates and distributes the executive officer sub-pool.  The Executive Compensation Committee members determine the performance ranking of the CEO and, with input from the CEO, the performance ranking of the other officers including the other named executive officers. The Company management then generates a proposed distribution of the executive officer sub-pool which the Executive Compensation Committee considers and, after any suggested modifications are made, ultimately approves.

In order to be eligible for a bonus incentive distribution, the named executive officers, as is the case with other officers and employees, must have been a regular, full time employee for at least three full months during the relevant fiscal half-year and must so remain at the time the distribution is paid.  An employee vests 12.5% for each full three-month period of full-time employment and the vesting percentage is determined at the end of the relevant fiscal half-year.  As an example, if an employee completes at least three months but less than six months of full-time employment during the employee's initial profit-sharing period, the employee receives 12.5% of what would otherwise be the employee's distribution (one-eighth). During the second six month period, the employee receives 37.5% of what would otherwise be the employee's distribution (three-eighths), and so on until the employee is vested 100% after eight quarters.

Our sales executives receive sales commissions, and their bonus incentive distributions are accordingly equitably adjusted by the applicable Board committee.

Under the Plan, for fiscal 2012, approximately $182,000 was used for the employee 401(K) match and approximately $42,000 was used for employee morale boosting.  In December 2011, our Compensation Committees determined to pay $1,028,000 of bonus incentive distributions to employees in connection with their services during the second half of fiscal 2011 and the first half of fiscal 2012.  Of this amount, approximately $176,000 was distributed to named executive officers as a group, of which approximately $55,000 was for their services in fiscal 2012 and approximately $121,000 was for their services in fiscal 2011. Our Compensation Committees determined that the profit sharing pool was not sufficient to make a meaningful distribution in June 2012 in connection with the services provided in the second half of fiscal 2012.

 Under the Plan, for fiscal 2011, approximately $179,000 was used for the employee 401(K) match and approximately $30,000 was used for employee morale boosting.  As described above, in December 2011, our Compensation Committees determined to pay $1,028,000 of bonus incentive distributions to employees in connection with their services during the second half of fiscal 2011 and the first half of fiscal 2012.  Of this amount, approximately $121,000 was distributed to named executive officers as a group for their services in fiscal 2011. In December 2010, our Compensation Committees determined to pay $1,022,000 of bonus incentive distributions to employees in connection with their services during the entirety of fiscal 2010 and the first half of fiscal 2011.  Of this amount, approximately $156,000 was distributed to named executive officers as a group, of which approximately $108,000 was for their services in the first half of fiscal 2011 and approximately $48,000 was for their services in the entirety of fiscal 2010.

Under the Plan, for fiscal 2010, approximately $173,000 was used for the employee 401(K) match and approximately $10,000 was used for employee morale boosting. Due to the reduced operating profit in fiscal 2010 compared to prior periods, the Compensation Committees determined in both December 2009 and June 2010 not to make any profit-sharing bonus incentive distributions to employees or the named executive officers in connection with their services provided in fiscal 2010 from the correspondingly reduced accrued pool. However, in June 2010, the Compensation Committees determined that they would consider making a profit-sharing bonus incentive distribution in December 2010. Accordingly as noted above, the Compensation Committees in December 2010 determined to make distributions to employees aggregating $1,022,000 in connection with their services provided in fiscal 2010 and the first half of fiscal 2011, of which approximately $48,000 was distributed to the named executive officers as a group for their services during the entirety of fiscal 2010.

Sales Commission Plan. The Company believes that a sales commission plan should be a major component of cash compensation for the VP, Worldwide Sales.  Therefore, the Company pays him a lower base salary than the other named executive officers which is augmented by a substantial sales commission.  This sales commission is earned and paid quarterly as a function of actual net sales reported by the Company as compared to the net sales target contained in the annual or semiannual business plan for the fiscal year approved by the Board of Directors.  No commission is earned unless actual net sales are at least 65% of plan and full commission of 100% of base salary for the quarter is earned if actual net sales for the quarter are 125% or more of plan, with the amount of commission varying linearly in between.  The business plan adopted by the Board of Directors for the fiscal year has a net sales target that is typically moderately difficult to achieve and the sales commission earned is therefore more often than not below target.  The business plans for fiscal 2012 and fiscal 2011 had net sales targets of $71,200,000 and $98,000,000, respectively.

Equity-Based Compensation:

Historically, the only equity-based compensation used by the Company has been stock option grants.  Stock options provide additional incentives to all officers, directors, exempt employees and certain non-exempt technical employees to work more diligently to maximize shareholder value.  The options vest over a defined period to encourage such employees to continue in the employment of the Company.  In line with its compensation philosophy, the Company grants stock options commensurate with the employee's potential contribution to the Company, measured by her or his qualifications and previous work performance. Stock options are granted to existing named executive officers for performance and/or promotions, and as a part of the employment compensation package to attract new named executive officers.  Only individual performance and/or expected performance influence the size of option grants. Company performance does not factor in.

By historically granting options with an exercise price equal to market price of Company stock at the date of grant, the Company ensures that executive officers will not obtain value unless there is appreciation in the Company's stock. By generally granting options with a term of ten years and with a typical vesting period of five years, options are a retention tool.  This approach is designed to focus named executive officers and other key employees on sustainable growth of the Company and the creation of shareholder value over the long term.  The vesting for named executive officers may not be at a constant rate for each year during the vesting period, and in rare instances the vesting period may be less than five years. In granting options to the named executive officers, because the options generally vest over five years, the Company plans to grant relatively large options, typically every five years and to grant smaller options in between only if the named executive officer has performed materially above expectations. In September 2011, the Company granted stock options to all the named executive officers, 50% of which vest on the 3rd anniversary of the grant date with the remaining 50% to vest on the following anniversary. During fiscal 2010 and 2011, the Company did not grant stock options to the named executives.

Stock options are a major component of the compensation package of executive management.  The named executive officers are generally granted options as part of their compensation package at the commencement of employment.  In determining follow-on individual stock options for the named executive officers, the Executive Compensation Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be granted.  Over the past ten years, option grants have been made only on the first business day of June, September, December and March of each year. These dates were chosen because they occur long after the quarterly earnings releases and before the end-of-quarter blackout period. Executives generally are able to exercise their vested options at any time but may only sell the resulting stock during non-blackout periods or under a 10b5-1 plan.  The Company has determined not to have any stock ownership requirement for its executive officers and directors.

Other:

Other elements of the named executive officers' compensation in the Summary Compensation Table on Page 22 consist of the Company match under its 401(k) plan described under the Profit Sharing Incentive Bonus Plan discussion above and the Company-paid premiums on life insurance policies, both of which are available to all full-time employees on the same basis. In addition, the named executive officers and other key employees are eligible to participate in and thereby make voluntary contributions to the Nonqualified Deferred Compensation Plan described on Page 25.  Also, Messrs. Pao, Choy and Petersen each received $600 as a monthly car allowance. None of the named executive officers has an agreement providing for severance benefits or, in the event of a change of control, accelerated vesting of his Company options.

Tax Considerations:

Cash payments, including salary, bonuses, and commissions are taxed at ordinary income rates when actually or constructively received.  The Company currently grants only non-statutory options.  Upon grant, there is no tax consequence for the Company or the optionee. Upon any exercise, the employee is taxed at ordinary income tax rates and the Company receives a compensation expense deduction based on the spread between the then current fair market value of Company stock and the option exercise price.  Upon any subsequent sale of the stock, the optionee is taxed at capital gains rates on any appreciation since the date of exercise, which capital gain or loss is short-term or long term depending on whether the stock has been held for a year or more.

We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code.  Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year.  We do not expect that the non-exempt compensation to be paid to any of our executive officers for any of fiscal 2009 through 2012 as calculated for purposes of section 162(m) will exceed the $1 million limit.

Compensation Programs and Risk:

The Company developed its three-prong compensation program (base salary, bonus incentive distributions, and stock options) in part to avoid inappropriate risk-taking which could be inadvertently promoted by compensation policies biased either too much toward short-term or long-term incentives.  The bonus incentive distributions are short-term in nature while equity awards are long-term.  The Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value nor does the Company have a long-term cash incentive bonus program which could incent behavior toward the achievement of certain performance metrics at the expense of long-term Company value.  Also, the Company's compensation programs, including its standard five-year vesting schedule for option awards and two-year vesting for the profit sharing incentive bonus plan, are weighted towards offering long-term incentives that reward sustainable performance. And, the amount of compensation that the Company actually pays is at a reasonable and sustainable level, as determined by a review of the Company's economic position and prospects, as well as the compensation offered by comparable companies.  As a result, the Company has concluded that it has a balanced compensation program that does not promote imprudent or excessive risk taking.

Compensation of Executive Officers

Summary of Officer Compensation

               The following table shows compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively the "named executive officers") for the fiscal year ended March 31, 2012.  The Company did not pay any named executive officer in the Summary Compensation Table any perquisites or other personal benefits or property in excess of $10,000 during fiscal 2012, 2011 or 2010. None of the Company's executive officers has employment or severance arrangements with the Company and all serve at the pleasure of the Board.

FISCAL 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($) (2)	Option Awards ($) (3)	All other Compensation ($) (4)	Total Compensation ($)
Henry C. Pao (5)	2012	$286,823	$14,155	$174,820	$7,200	$482,998
President, CEO, Director	2011	286,823	57,964	-	7,200	351,987
	2010	292,339	11,781	-	7,200	311,320

Phillip A. Kagel (6)	2012	278,519	10,516	87,410	-	376,445
CFO, Vice President, Finance	2011	278,519	41,031	-	-	319,550
	2010	274,275	7,854	-	-	282,129

Benedict C. K. Choy (7) (8)	2012	178,853	14,196	174,820	7,200	375,069
Director, Senior Vice President,	2011	281,495	50,962	-	7,200	339,657
Technology Development	2010	279,591	10,603	-	7,200	297,394

Michael Lee	2012	257,434	8,089	122,374	-	387,897
Vice President, I.C. Design	2011	249,936	35,657	-	-	285,593
	2010	246,128	7,854	-	-	253,982

Michael Tsang(9) (10)	2012	220,118	9,909	122,374	-	352,401
Vice President, Operations & Product Engineering

(1)
In the first quarter of fiscal 2012, the following named executive officers were granted and paid retroactive salary increases related to prior reporting periods. The amounts shown in the above table under the "salary" heading have been adjusted to reflect these retroactive salary increases. The amounts of these payments and their application to prior fiscal years are as follows:

(a)	Mr. Kagel received $18,838, of which $9,419 each applied to fiscal 2012 and 2011.

(b)	Mr. Choy received $17,705, of which $6,879 and $10,826 applied to fiscal 2012 and 2011, respectively.

(c)	Mr. Lee received $22,983, of which $14,531 and $8,452 applied to fiscal 2012 and 2011, respectively.

(2)
The amounts shown in this column reflect the bonus incentive distributions earned by the named executive officers during fiscal years 2012, 2011 and 2010 under the Company's Profit-Sharing Bonus Incentive Plan under which all eligible employees participate and the amount for Mr. Choy also include a patent award of $2,000 he received in fiscal 2012.  The amounts shown for fiscal 2011 include the bonus incentive distribution determined and paid in December 2011 (which is in fiscal 2012) and therefore were not included in the Summary Compensation Table of the 2011 proxy statement, and bonus incentive distribution determined and paid in December 2010 (which is in fiscal 2011) and were included in the Summary Compensation Table of the 2011 proxy statement. The amounts shown for fiscal 2010 were determined and paid in December 2010 (which is in fiscal 2011) and therefore were not included in the Summary Compensation Table of the 2010 proxy statement.

(3)
Amounts shown in this column represent the grant date fair value of stock option awards, which these named executive officers received during fiscal 2012. These amounts reflect the value determined by the Company in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, for accounting purposes, and do not reflect whether the recipient has actually realized a financial benefit from the award. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions.  The Company used the Black-Scholes option pricing model which utilizes certain assumptions outlined in the footnotes to the Company's financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 2012, except that we disregarded adjustment for forfeiture.

(4)	The amounts disclosed in this column include $360 deferred and contributed to the NQDCP for Mr. Choy at his election for each of fiscal 2012, 2011 and 2010.

(5)
In April 2011, the executive compensation committee approved a salary increase of 4% for Dr. Pao. The salary increase was retroactive to the beginning of fiscal 2011, however, the amount of the retroactive pay was accrued but not paid as of June 19, 2012.

(6)	The executive's salary includes $6,214 and $20,724 of compensation deferred and contributed to the NQDCP at the executive's election in fiscal years 2012 and 2010.

(7)	The executive's salary for fiscal year 2012 reflects 1,304 hours of compensation as he worked part time beginning April 2011.

(8)
The executive's salary includes $8,645, $13,533 and $14,288 of compensation deferred and contributed to the NQDCP at the executive's election in fiscal years 2012, 2011 and 2010. His non-equity incentive plan compensation for fiscal 2012 includes $610 deferred and contributed to the NQDCP at the executive's election from the bonus incentive distribution he received in fiscal 2012. His non-equity incentive plan compensation for fiscal 2011 includes $1,350 and $1,198 deferred and contributed to the NQDCP at the executive's election from the bonus incentive distribution he received in fiscal 2012 and 2011, respectively. His non-equity incentive plan compensation for fiscal 2010 includes $530 deferred and contributed to the NQDCP at the executive's election from the bonus incentive distribution he received in fiscal 2011.

(9)
The executive's salary includes $68,208 of compensation deferred and contributed to the NQDCP at the executive's election in fiscal 2012. His non-equity incentive plan compensation for fiscal 2012 includes $4,459 deferred and contributed to the NQDCP at the executive's election from the bonus incentive distribution he received in fiscal 2012.

(10)	Mr. Tsang was not a named executive officer for fiscal 2011 and 2010.

Grants of Plan-Based Awards during Fiscal 2012

The following table sets forth information with respect to bonus incentive distributions under our Profit Sharing Incentive Bonus Plan as well as stock options grants made during fiscal year 2012 to our named executive officers, including the grant date fair value of the stock option awards.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

Profit Sharing Bonus Incentive Plan

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Henry C. Pao	N/A	$ -	$ 57,964	N/A	-	N/A	$ -
Phillip A. Kagel	N/A	-	41,031	N/A	-	N/A	-
Benedict C.K. Choy	N/A	-	50,962	N/A	-	N/A	-
Michael Lee	N/A	-	35,657	N/A	-	N/A	-
Michael Tsang	N/A	-	43,680	N/A	-	N/A	-
_____________________________________________________

(1)
The Non-Equity Incentive Plan is a profit-sharing plan which is described above in "Compensation Discussion and Analysis--Cash-Based Compensation--Profit-Sharing Bonus Incentive Plan".  The threshold payout would be zero (if the Company were to have little or no profit) and the maximum payout is indeterminate (since the Company's profit does not have a readily ascertainable upper bound).  The target payout for fiscal 2012 is not determinable. Therefore, the entry in the target column per SEC rules is to be a representative amount based on the profit-sharing bonus incentive distribution made last year under the Company's profit-sharing bonus incentive plan. Accordingly, the amounts shown in the target column are the profit-sharing bonus incentive distributions earned by the named executive officers for fiscal 2011. N/A means not applicable.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides detailed information about all outstanding equity awards for each named executive officer:

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2012

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Henry C. Pao	9/4/2007	12,000	3,000	35.86	9/4/2017	(1)
	12/1/2008	30,000	20,000	20.85	12/1/2018	(1)
	9/1/2011	20,000	-	19.51	9/1/2021	(2)
Phillip A. Kagel	6/1/2006	23,000	-	40.56	6/1/2013	(1)
	12/1/2006	7,000	-	46.92	12/1/2013	(1)
	12/1/2008	21,000	14,000	20.85	12/1/2018	(1)
	9/1/2011	10,000	-	19.51	9/1/2021	(2)
Benedict C.K. Choy	9/4/2007	9,000	6,000	35.86	9/4/2017	(1)
	12/1/2008	20,000	30,000	20.85	12/1/2018	(1)
	9/1/2011	20,000	-	19.51	9/1/2021	(2)
Michael Lee	3/1/2006	9,820	-	33.67	3/1/2013	(3)
	3/1/2006	180	-	33.67	3/1/2013	(4)
	12/3/2007	6,400	1,600	33.95	12/3/2017	(1)
	12/1/2008	21,000	14,000	20.85	12/1/2018	(1)
	9/1/2011	14,000	-	19.51	9/1/2021	(2)
Michael Tsang	3/1/2006	9,500	-	33.67	3/1/2013	(5)
	3/1/2006	5,500	-	33.67	3/1/2013	(6)
	12/3/2007	4,000	1,000	33.95	12/3/2017	(1)
	12/1/2008	21,000	14,000	20.85	12/1/2018	(1)
	9/1/2011	14,000	-	19.51	9/1/2021	(2)
_________________________________________

(1)	These options become exercisable at the rate of 20% of the underlying shares on the 1st anniversary of the grant date, with 20% vesting each year thereafter over the following four years.

(2)	These options become exercisable at the rate of 50% of the underlying shares on the 3rd anniversary of the grant date, with 50% vesting the following year.

(3)
These options become exercisable at the rate of 1,940 shares on each of the 1st, 2nd and 3rd anniversary of the grant date, with 2,000 shares vesting on each of the 4th and 5th anniversaries of the grant date.

(4)	These options become exercisable at the rate of 33.33% of the underlying shares on the 1st anniversary of the grant date, with 33.33% vesting each of the following two anniversaries of the grant date.

(5)	These options become exercisable at the rate of 900 shares, 1,400 shares, 1,900 shares, 2,400 shares and 2,900 shares on the 1st, 2nd, 3rd, 4th, and 5th anniversary of the grant date, respectively.

(6)	These options become exercisable at the rate of 500 shares, 25 shares, 1,000 shares, 1,500 shares and 2,475 shares on the 1st , 2nd, 3rd, 4th, and 5th anniversary of the grant date, respectively.

Option Exercises

The following table summarizes the information concerning stock option exercises during the last fiscal year for each named executive officer.

OPTION EXERCISES FOR FISCAL 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Henry C. Pao	10,000	$23,300
Phillip A. Kagel	-	-
Benedict C.K. Choy	10,000	29,048
Michael Lee	-	-
Michael Tsang	5,000	7,500

Nonqualified Deferred Compensation Plan

The following table provides information regarding the amount of contributions, earnings and the aggregate balance of non-qualified deferred compensation for our named executive officers in fiscal 2012.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

Name	Executive Contributions in last FY ($)		Aggregate Earnings (Loss) in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Henry C. Pao	$-		$172,091	$4,019,026
Phillip A. Kagel	6,214		(2,039)	192,253
Benedict C.K. Choy	10,965	(1)	36,999	1,399,230
Michael Lee	-		667	27,144
Michael Tsang	82,541		9,668	495,336
__________________________________________________________________

(1)	Amount is included as part of total compensation for fiscal 2012 in the Summary Compensation Table.

(2)	None of the amounts in this column are included in the Summary Compensation Table.

The Non-Qualified Deferred Compensation Plan (the "NQDCP") is a non-qualified deferred compensation plan that covers a select group of senior management or highly compensated employees of the Company.  The NQDCP was adopted by the Company, effective January 1, 1996. The NQDCP assets as of March 31, 2012 of $8,650,000 are included at their fair value in short-term investments in the Company's consolidated balance sheet as of March 31, 2012 and classified as trading securities.  Such assets shall at all times be subject to claims of the general creditors of the Company.   The Company's liability for the NQDCP as of March 31, 2012 amounts to $8,650,000 and this amount is included in accrued salaries and employee benefits in the Company's consolidated balance sheet as of March 31, 2012.

The NQDCP is voluntary and is 100% funded by each participant.  Participants can defer up to 60% of the combination of base salary, profit sharing bonus and commission.  The Company does not make a matching or other contribution to the NQDCP.  Investment of funds in the NQDCP is at the discretion of the participant within the menu of available mutual fund options.  The Executive Compensation Committee is responsible for the general administration and interpretation of the NQDCP and for carrying out its provisions.  The Company pays the administrative expenses of the NQDCP.

Equity Compensation Plan Information

           The table below shows information as of March 31, 2012, with respect to equity compensation plans under which our equity securities are authorized for issuance.  Our current equity compensation plans, consisting of the 2001 Plan, 2009 Plan and ESPP, were approved by security holders.  We have no equity compensation plans that were not previously approved by our shareholders.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,677,962	$26.49	873,988	(1)
Equity compensation plans not approved by security holders	-	N/A	-

(1) Includes 196,559 shares reserved as of March 31, 2012 for future purchases by employees through payroll deductions under the ESPP.

Report of the Executive Compensation Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Executive Compensation Committee Report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

The Executive Compensation Committee of the Board of Directors is generally responsible for reviewing compensation and benefits, including stock options, of the named executive officers of the Company.

The Executive Compensation Committee reviewed and discussed the Compensation Discussion and Analysis, with management.  Based on the review and these discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                    Respectfully submitted by the members of the Executive Compensation Committee

                      W. Mark Loveless, Chairman
                      Elliott Schlam, Member
                      Milton Feng, Member

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit and Corporate Governance Committee has selected BDO USA, LLP ("BDO"), as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 30, 2013, subject to shareholder ratification. BDO USA, LLP was the Company's independent registered public accounting firm for the fiscal year ended March 31, 2012. Representatives of BDO are expected to be present at the Annual Meeting to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On November 17, 2011, the Company dismissed PricewaterhouseCoopers, LLP ("PwC"), as its independent registered public accounting firm and retained BDO in order to garner expected significant cost savings.  PwC and its predecessor firm Coopers & Lybrand LLP had served as the Company's independent registered public accounting firm for more than two decades. The Company's Audit Committee participated in and approved the decision to change its independent registered public accounting firm.

The audit reports of PwC on the consolidated financial statements as of and for the years ended April 2, 2011 and April 3, 2010 and the effectiveness of internal control over financial reporting of the Company as of April 2, 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company's fiscal years ended April 2, 2011, and April 3, 2010, and from April 3, 2011, through November 17, 2011, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter thereof in its reports. During the fiscal years ended April 2, 2011, and April 3, 2010 and through November 17, 2011, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PwC with a copy of the foregoing disclosures and requested PwC to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether PwC agreed with the above statements. A copy of that letter, dated November 21, 2011, was filed as Exhibit 16.1 to our Current Report filed on Form 8-K with the SEC on November 22, 2011.

Accountants Fees.  The Audit and Corporate Governance Committee pre-approves and reviews audit and permissible non-audit services to be performed by the Company's principal independent registered public accounting firm, BDO, including fees charged for such services.  The Audit and Corporate Governance Committee approved the provision of all of the services described below and determined that such provision is compatible with maintaining the independence of BDO.  The following table sets forth the aggregate fees billed or to be billed by BDO for fiscal 2012 and by PwC for fiscal 2011:

	BDO USA, LLP	PricewaterhouseCoopers LLP
	Fiscal Year	Fiscal Year
Description of Services	2012	2011
Audit Fees (1)	$456,000	$685,500
Tax Fees (2)
Tax Compliance	31,500	8,788
All Other Fees (3)	-	1,570
Total	$487,500	$695,858

(1)
Audit Fees represent the aggregate fees billed or to be billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports during such period, and assistance and review of documents provided in connection with statutory or regulatory filings, and Section 404 attestation.

(2)	Tax Fees represent the aggregate fees billed or to be billed for professional services rendered for tax return compliance.

(3)	Other fees represented fees billed for the research database subscriptions and registration fee for professional education seminars.

Pre-Approval Policies and Procedures.  It is the Company's policy that all non-audit services to be performed by the Company's principal independent registered public accounting firm must be approved in advance by the Audit and Corporate Governance Committee. The Company's policy on auditor independence requires that, prior to engaging its principal independent registered public accounting firm in any non-audit related activity other than that specifically authorized by the Company's policy on auditor independence, Company management reports to the Audit and Corporate Governance Committee the nature of the proposed activity, including the reasons why: (i) it is necessary or beneficial to the Company to use its principal independent registered public accounting firm to engage in such activity, and (ii) the steps being taken to ensure that the engagement of its independent registered public accounting firm in such activity will not, among other things, violate applicable laws or regulations of the United States and applicable states, or the rules and regulations of the NASDAQ Stock Market, on which the Company's securities are listed. In order for the Company to engage its principal independent registered public accounting firm in the proposed activity, the Company must obtain Audit and Corporate Governance Committee approval.

Board Recommendation on Proposal 2: Vote Required

The ratification of the appointment of BDO as the Company's independent registered public accounting firm for fiscal year 2013, will be approved upon the favorable vote of the majority of the Votes Cast on the Proposal, provided that such favorable vote constitutes at least a majority of the required quorum for the Annual Meeting. Unless otherwise indicated on your proxy, your shares will be voted for such ratification.

Shareholder ratification of the selection of BDO as the Company's independent registered public accounting firm is not required by the Company's By-Laws or otherwise.  The Board of Directors is submitting the selection of BDO to the shareholders for ratification as a matter of good corporate practice.  In the event the shareholders fail to ratify the selection, the Audit and Corporate Governance Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit and Corporate Governance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Corporate Governance Committee determines that such a change could be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2013.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is asking shareholders to approve, on an advisory basis, the compensation of its named executive officers as described in the "Compensation Discussion and Analysis" section (other than the portion entitled ¡®Compensation Programs and Risk'), accompanying compensation tables and narrative disclosure set forth in this Proxy Statement. At last year's Annual Meeting, the shareholders voted on an advisory basis to hold this advisory "say-on-pay" vote on an annual basis and the Board of Directors has determined to follow their advice and hold the say-on-pay advisory vote annually.

As described in the sections of this Proxy Statement entitled Compensation Discussion and Analysis and Compensation of Executive Officers, the Company designs its named executive officer compensation programs to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers that contribute to the long-term success of the Company.  In these regards, we design our compensation with four guiding principles in mind--pay competitively, pay for relative sustained performance, administrative fairness, and understandability.  Thus, the Company's compensation programs take into account competitive practices and sound compensation governance principles.

The Board of Directors asks that shareholders indicate their support of the compensation of the Company's named executive officers as disclosed in the "Compensation Discussion and Analysis" and "Compensation of Executive Officers" sections of this Proxy Statement.  Shareholders are not being asked to approve the compensation paid to the Board of Directors as disclosed above under "Director Compensation" or to approve the Company's policy regarding employee compensation as it related to our risk management as disclosed above in this Proxy Statement under "Compensation Discussion and Analysis -- Compensation Programs and Risk".   The Compensation Discussion and Analysis, beginning on page 16 of this Proxy Statement, describes the Company's executive compensation program and the decisions made by the Compensation Committee in 2012 in detail. The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance.  Accordingly, the Company requests that shareholders vote "For" the following resolution at the Annual Meeting:

"RESOLVED, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis (other than "Compensation Programs and Risk"), compensation tables and narrative discussions is hereby approved on an advisory basis."

Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee will review the voting results. To the extent there is any significant negative vote on this proposal, the Company would attempt to consult directly with shareholders to better understand the concerns that influenced the vote.  The Board of Directors and the Executive Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

This advisory vote, which is commonly referred to as the "say-on-pay vote," is not binding on the Company, its Executive Compensation Committee, or the Board of Directors. However, the Executive Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation on Proposal 3: Vote Required

Provided that a quorum is present at the meeting, approval of Proposal No. 3 requires that more votes are cast by shareholders in favor than opposed. Unless otherwise indicated on your proxy, your shares will be voted in favor of Proposal 3.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Meeting. If any matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares which you hold.  You are, therefore, urged to mark, sign, date, and return the accompanying Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.

Any person who was a beneficial owner of common stock on the record date for the 2012 Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits).  The request for such materials should identify the person making the request and set forth a good faith representation that as of June 22, 2012, record date, the requesting person was entitled to vote at the 2012 Annual Meeting. The request should be, as directed to Supertex, Inc., Attention: Investor Relations, 1235 Bordeaux Drive, Sunnyvale, California 94089.

                                  BY ORDER OF THE BOARD OF DIRECTORS OF
                                  SUPERTEX, INC.

                                  Henry C. Pao
                                  President & CEO
July 5, 2012
Sunnyvale, California

REVOCABLE PROXY

SUPERTEX, INC.

ANNUAL MEETING OF SHAREHOLDERS
AUGUST 17, 2012
10:00 A.M.

The undersigned shareholder of SUPERTEX, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 5, 2012, and hereby appoints Henry C. Pao as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of SUPERTEX, INC., to be held on August 17, 2012, at 10:00 a.m., local time, at the principal offices of the Company, located at 1235 Bordeaux Drive, Sunnyvale, California, 94089 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the opposite side.

THE PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR PROPOSALS 2 AND 3, AND AS SUCH PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SUCH PROXY AND ATTORNEY, OR SUBSTITUTE, SHALL BE PRESENT AND SHALL ACT AT THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF AND MAY EXERCISE ALL OF THE POWERS OF SUCH PROXY AND ATTORNEY-IN-FACT HEREUNDER.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

SUPERTEX, INC. — ANNUAL MEETING, AUGUST 17, 2012

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call **toll free 1-877-806-9507** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/supx** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

4344

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
SUPERTEX, INC.

Annual Meeting of Shareholders
AUGUST 17, 2012

	For	With-hold	For All Except
1. ELECTION OF DIRECTORS.	☐	☐	☐

Nominees:

(01) Henry C. Pao (02) Benedict C. K. Choy
(03) W. Mark Loveless (04) Elliott Schlam
(05) Milton Feng

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

____

____

Please be sure to date and sign this proxy card in the box below.

Date

Sign above Co-holder (if any) sign above

If shares are jointly held, each holder should sign. If signing for estates, trusts, corporations, or partnerships, title and capacity should be stated.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m. ET, August 17, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. ET, August 17, 2012:

1-877-806-9507

Vote by Internet

anytime prior to 3 a.m. ET, August 17, 2012 go to

http://www.rtcoproxy.com/supx

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!